As filed with the Securities and Exchange Commission on February 8, 2002

Registration No. 333-76544

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0245076
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5820 Nancy Ridge Drive
San Diego, California 92121
(858) 860-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Emile Loria
President and Chief Executive Officer
Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, California 92121
(858) 860-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

L. Kay Chandler, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121-9109
Tel: (858) 550-6000
Fax: (858) 550-6420

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

2,000,000 Shares

Epimmune Inc.

Common Stock

We are registering 2,000,000 shares of our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the Nasdaq National Market under the symbol EPMN. The closing sale price of our common stock, as reported on the Nasdaq National Market on February 6, 2002, was $3.80 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS, BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2002.

WHERE YOU CAN GET MORE INFORMATION
EPIMMUNE INC.
USE OF PROCEEDS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1

This prospectus is part of a larger registration statement we filed with the SEC. You should rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Epimmune™, EIS™ and PADRE® are our trademarks.

WHERE YOU CAN GET MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s Web site at http://www.sec.gov.

The SEC allows us to incorporate by reference information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13 (a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2000;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

•	Proxy Statement on Schedule 14A filed on April 27, 2001 related to the stockholder meeting held on June 18, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

•	Registration Statement on Form 8-A, as amended, which includes a description of our common stock;

•	Current Report on Form 8-K dated July 9, 2001;

•	Current Report on Form 8-K dated September 7, 2001;

•	Current Report on Form 8-K dated October 2, 2001; and

•	Current Report on Form 8-K dated December 19, 2001.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, CA 92121
Attn: Investor Relations
(858) 860-2500

1.

EPIMMUNE INC.

We are developing novel vaccines for infectious diseases and cancer, building on our expertise and intellectual property in the field of T-cell recognition and activation. We are in the research and preclinical development stage with therapeutic vaccines for breast, colon, lung and prostate cancers, hepatitis C, hepatitis B and HIV, and prophylactic vaccines for hepatitis C, HIV and malaria. We expect that a therapeutic vaccine targeting HIV will be the first of our candidate vaccines to enter human clinical trials. We plan to file an investigational new drug application, or IND, for this vaccine candidate with the United States Food and Drug Administration, or FDA, in the second quarter of 2002, in light of additional time needed to complete all animal safety studies that were contemplated in pre-IND discussions with the FDA. We expect to commence initial clinical studies of this vaccine candidate approximately one month later, pending FDA review. We have a collaboration with Genencor International, Inc. for vaccines to treat or prevent hepatitis C virus, hepatitis B virus and human papilloma virus.

Eliciting a strong cellular, or T-cell, immune response is crucial for treating and preventing certain infectious diseases and tumors. Clinicians have shown that the cellular immune response is associated with viral clearance and tumor regression in the subset of patients who spontaneously clear chronic viral infection and in cancer patients who respond to immunotherapy. This successful cellular immune response includes activity of cytotoxic T-cells, or CTLs, and helper T-cells, or HTLs, which are directed toward specific antigen fragments, known as epitopes.

Our vaccines are based on proprietary technology, known as Epitope Identification System or EIS, which enables the rapid identification of novel epitopes that can stimulate specific CTL and HTL immune responses. These epitopes can be identified from any protein or gene sequence. To date, we have identified, evaluated and included in our patent applications more than 54,000 epitopes, and a small subset of these epitopes are used in our candidate vaccines. Furthermore, EIS enables rapid immunological evaluation of the vast quantities of genomic data now available, making it feasible to develop new vaccine candidates for complex diseases such as tuberculosis, malaria, herpes simplex virus and chlamydia.

Our approach of using epitopes in vaccine development offers several distinct advantages over traditional vaccine approaches.

•	First, we select epitopes from conserved regions of viral or tumor-associated antigens, reducing the likelihood that the virus or tumor will be able to change or mutate in a way that makes the vaccine less effective. By comparison, there is evidence that the immune response elicited by vaccines that use whole antigens is directed largely toward variable regions of the antigen, allowing mutations that reduce the efficacy of these vaccines.

•	Second, our approach allows us to combine selected epitopes (CTL and HTL) and to alter their composition to enhance immunogenicity, allowing for manipulation of the immune response, as appropriate, for the target disease. Similar engineering of the response is not possible with traditional approaches that use whole antigens.

•	Third, a major benefit of epitope-based, immune-stimulating vaccines is their safety. The possible pathological side effects caused by infectious agents or whole protein antigens, which might have their own intrinsic biological activity, is eliminated.

•	Finally, our approach allows us to develop vaccines that target multiple antigens by combining multiple epitopes into a single vaccine. This approach offers a simple alternative to traditional complex vaccines and enables the design of a well-characterized product, which contains minimal extraneous biological material.

Based on our scientists’ discoveries in the field, we believe we have established a broad intellectual property position directed toward the methods of epitope identification, epitope compositions and epitope uses in vaccines and diagnostics products.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.

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RISK FACTORS

Except for the historical information contained in this prospectus or incorporated by reference, this prospectus and the information incorporated in this prospectus by reference contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus and in any other documents incorporated by reference.

Investment in our shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus before purchasing any shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

We are at an early stage of development and we may experience delays and other problems in developing products.

We are a research and development focused company. There are many factors outside of our control that may affect the timing of commencement and completion of clinical trials of any of our drug candidates, and we cannot assure you that clinical trials will commence or be completed within any anticipated timeframe. For example, although we previously indicated that Pharmacia Corporation was expected to initiate Phase I/II human clinical trials of a drug candidate in our cancer program by late 2000 or early 2001, Pharmacia terminated our collaboration in the cancer field in November 2000. As a result, the clinical trials for our cancer program did not begin within the previously indicated timeframe. We have now implemented an orderly conclusion to the collaboration and transfer of applicable materials and documentation to us so, and we are proceeding with the cancer program. Although we originally expected to file an IND for a therapeutic vaccine candidate targeting HIV with the FDA in the first quarter of 2002, due to additional time necessary to complete all of the animal safety studies that were contemplated in our pre-IND discussions with the FDA, we now anticipate filing an IND for this application during the second quarter of 2002. In addition, though we expect to file an IND for a therapeutic vaccine candidate targeting HIV with the FDA in the second quarter of 2002 and to file an IND with the FDA for our therapeutic lung cancer vaccine candidate by late 2002 or early 2003, we may experience additional unexpected delays in our research and development efforts that would require us to delay these filings or commencement of clinical trials of our vaccine candidates. We may not be able to file an IND for our vaccine candidates by the indicated dates, and even if we do, the related clinical trials may not begin one month later, due to review by the FDA.

We cannot guarantee that our research and development programs will be successful or that we can show that our products are safe and effective in humans. Unacceptable toxicities or side effects may occur at any time in the course of human clinical trials or during commercial use. Delays in planned patient enrollment in our clinical trials may result in increased costs, program delays or both. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or cause us to terminate the development of any of our products or, if previously approved, require us to withdraw them from the market.

We may never obtain approvals from the FDA or other necessary regulatory approvals to successfully commercialize any of our products under development. Further, we may not be able to manufacture any products in commercial quantities in compliance with regulatory requirements at an acceptable cost. Even if we successfully develop and obtain approval for our products, we may fail to achieve the necessary market acceptance of these products. Our failure to address problems and delays relating to research and development, regulatory approval, manufacturing and marketing would harm our business.

If we do not successfully develop and commercialize our products, we may never generate significant revenues.

We have not completed the development of any product and, accordingly, have not begun to market or generate revenues from the commercialization of any product. We do not expect to market any of our therapeutic or prophylactic products for a number of years. If we do not successfully develop and commercialize products, we may never generate revenues that would allow us to become profitable. Our potential vaccines under development will require time consuming and costly research and development efforts, preclinical studies, clinical testing, regulatory approvals and additional investment prior to their commercialization, which may never occur.

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Pharmacia’s decision to end our collaboration may delay or limit our ability to develop our cancer epitope products.

Pharmacia terminated our research and development collaboration in November 2000 with respect to the production, use and sale of pharmaceutical products derived from our cancer epitopes and the use of these epitopes in therapeutic vaccines. We will not receive further revenues from Pharmacia under our prior collaboration.

In light of the termination of our collaboration with Pharmacia, our preclinical or clinical development of drug candidates in our cancer program is delayed, and development of one or more of those candidates (other than our therapeutic lung cancer vaccine candidate) could be terminated, which could harm our business.

If we cannot obtain and maintain collaboration or license agreements on acceptable terms in the future, we may not successfully develop some of our products or realize the expected value of our license agreements.

We rely on collaborative arrangements and expect to continue to rely on collaborative arrangements both to develop and commercialize pharmaceutical products. On July 9, 2001 we entered into a collaboration with Genencor International, Inc. under which we licensed to Genencor our PADRE and epitope technologies for vaccines to treat or prevent hepatitis B, hepatitis C and human papilloma virus. We cannot be certain, however, that we will be able to enter into collaborations in the future or that any of our collaborations, including our collaboration with Genencor, will remain in place or be successful. We cannot be certain that we will receive royalty revenues, license fees or milestone payments from any of our collaborations or license arrangements. For example, our cancer vaccine collaboration with Pharmacia was terminated. We have licensed to third parties some of our technology in markets that we are not pursuing ourselves or through our collaborations. As a result, we depend on these licensees to develop and commercialize products under the license agreements. Our collaborative partners or licensees may pursue alternative technologies or develop alternative compounds either on their own or in collaboration with others in competition with compounds developed under licenses or collaborations with us.

We do not directly control the amount or timing of resources that our collaborators and licensees will devote to our collaborations and out-license agreements, including the decision whether to proceed with clinical trials. Our collaborators and licensees may not commit sufficient resources to research and development programs or the commercialization of products. If our collaborators fail to conduct their activities in a timely manner, or at all, our preclinical or clinical development related to our partnership with them could be delayed or terminated. If our licensees fail to conduct their activities in a timely manner, or at all, we may not realize the expected benefits under the applicable license agreement. The suspension or termination of our collaborations or licenses, the failure of such collaborations or licenses to be successful or the delay in the development or commercialization of pharmaceutical products pursuant to such collaborations or licenses could harm our business.

In addition, we may be required to enter into licenses or other collaborations with third parties in order to access technologies that are necessary to successfully develop certain of our products. We cannot be certain that we will be able to successfully negotiate acceptable licenses or other collaborative arrangements that will allow us to access such technologies. In addition, we cannot be certain that any technologies accessed through such licenses or other collaborations will help us achieve our goals.

Our additional financing requirements and limited access to financing may adversely affect our ability to develop products.

As of September 30, 2001, we had $15.6 million in cash, cash equivalents, restricted cash and short-term investments. Our future capital requirements will depend on many factors, including: continued scientific progress in our drug discovery programs; the magnitude of our drug discovery programs; our ability to establish and maintain collaborative arrangements; progress with preclinical testing and clinical trials and the cost of such trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; the cost of manufacturing scale-up; and effective commercialization activities and arrangements.

We intend to seek additional funding through collaborative arrangements, research grants or equity or debt financings, such as the private financing that we completed in December 2001. However, we cannot assure you that we will be able to obtain any additional funding, and if additional financing is not available, we anticipate that our existing resources will enable us to maintain our current and planned operations through mid 2003. We may not be able to obtain financing on favorable terms, if at all, or enter into additional collaborations to reduce our funding requirements. If we acquire funds by issuing securities, further dilution to existing stockholders may result, as was the case when we issued an additional 2,000,000 shares of common stock in December 2001. If we acquire funds through additional collaborations, we will likely have to relinquish some or all of the rights to products or

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technologies that we may have otherwise developed ourselves. If we are unable to obtain funding, we may be required to sell the Company or certain of its assets or technologies or to cease operations.

Our history of operating losses and our expectations of continuing losses may hurt our ability to continue operations.

We have experienced significant operating losses since our inception in 1987. As of September 30, 2001, we had an accumulated deficit of $142.6 million. We have not generated revenues from the commercialization of any product. All of our revenues to date have consisted of contract research and development revenues, license and milestone payments, research grants, certain asset divestitures and interest income. We expect that substantially all of our revenues for the foreseeable future will result from research grants and contract revenues and, if we are able to establish new collaborations, payments under those future collaborations, including royalties on product sales and interest income. We expect to continue to incur substantial net operating losses that may imperil our ability to continue operations. To achieve profitable operations, we, alone or with partners, must successfully identify, develop, register and market proprietary products. We may not be able to generate sufficient product revenue to become profitable on a sustained basis or at all.

If we or our partners cannot cost-effectively manufacture products that use our technology in commercial quantities and in compliance with regulatory requirements, we or our partners may not be able to successfully commercialize the products.

To be successful, products that use our technology must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. We have not commercialized any products, nor have we or our partners demonstrated that we can manufacture commercial quantities of product candidates that use our technology in accordance with regulatory requirements. We intend to rely on third party contract manufacturers to produce materials needed for clinical trials and product commercialization. Third party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, it may delay clinical trials, regulatory approvals and marketing efforts for our products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own our through contracts with third parties, such products at a cost or in quantities which are commercially viable.

The lengthy approval process and uncertainty of government regulatory requirements may delay or prevent us or our partners from commercializing products.

We and our partners cannot commercialize our products if we do not receive FDA or foreign approval for our products. Clinical testing, manufacture, promotion and sale of our products are subject to extensive regulation by numerous governmental authorities in the United States, principally the FDA, and corresponding state and foreign regulatory agencies. These regulations may delay or prevent us from commercializing products. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, seizure of products, total or partial suspension of product marketing, failure of the government to grant pre-market approval, withdrawal of marketing approvals and criminal prosecution.

The regulatory process for new therapeutic drug products, including the required preclinical studies and clinical testing, is lengthy and expensive. We and our partners may not receive necessary FDA or foreign clearances for any of our potential products in a timely manner, or at all. The length of the clinical trial process and the number of patients the FDA will require to be enrolled in the clinical trials in order to establish the safety and efficacy of our products is uncertain. The FDA or we and our collaborators may decide to discontinue or suspend clinical trials at any time if the subjects or patients who are participating in such trials are being exposed to unacceptable health risks or if the results show no or limited benefit in patients treated with the drug compared to patients in the control group.

We and our partners may encounter significant delays or excessive costs in our efforts to secure necessary approvals. Regulatory requirements are evolving and uncertain. Future United States or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We and our partners may not receive the necessary approvals for clinical trials, manufacturing or marketing of any of our products under development. Even if we obtain commercial regulatory approvals, the approvals may significantly limit the indicated uses for which we may market our products. In addition, the FDA may continually review a product after its initial approval and commercialization. Later discovery of previously unknown problems or failure to comply

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with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions.

To market any drug products outside of the United States, we and our partners are also subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval by the FDA.

Among the other requirements for regulatory approval is the requirement that prospective manufacturers conform to the FDA’s Good Manufacturing Practices, or GMP, requirements specifically for biological drugs, as well as for other drugs. In complying with the FDA’s GMP requirements, manufacturers must continue to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. Failure to comply with the FDA’s GMP requirements subjects the manufacturer to possible FDA regulatory action. If we or our contract manufacturers or partners, if any, fail to maintain compliance with the FDA’s GMP requirements on a continuing basis, it could materially adversely affect our operations, commercialization efforts and profitability.

Technological change and competition may render our potential products obsolete.

The biotechnology industry continues to undergo rapid change and competition is intense and is expected to increase. Our competitors may succeed in developing technologies and products that treat the indications that we are pursuing sooner than us, that are more effective or affordable than any of the products we are developing or which would render our technology and products obsolete and noncompetitive. We compete with many public and private companies, including pharmaceutical companies, chemical companies, specialized biotechnology companies and academic institutions. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities than us. In addition, many of our competitors have significantly greater experience conducting preclinical studies and clinical trials of new products, and in obtaining regulatory approvals for such products. Accordingly, some of our competitors may succeed in obtaining, developing and commercializing products more rapidly or effectively than us, or in developing technology and products that would render our technology and products obsolete or noncompetitive. We are aware of companies that are pursuing the development of novel pharmaceuticals which target the same indications that we are targeting. These and other efforts by potential competitors may be successful, and other technologies may be developed to compete with our technologies. If we cannot successfully respond to technological change in a timely manner, our commercialization efforts may be harmed.

Our products under development address a range of markets. Our competition will be determined in part by the potential indications for which our compounds are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our products and competitive products. Accordingly, the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product effectiveness, safety, reliability, availability, price and patent position.

Our failure to obtain issued patents and, consequently, to protect our proprietary technology, could impair our competitive position.

Our success will depend in part on our ability to obtain patent protection for our products and processes, both in the United States and other countries. The patent position of biotechnology and pharmaceutical companies is highly uncertain and involves complex legal and factual questions. There is no consistent policy regarding the breadth of claims allowed in biotechnology patents. We intend to file applications and pursue patent prosecution as appropriate for patents covering both our products and processes. We cannot be sure that patents will issue from any of the patent applications that we own or license or that, if patents do issue, that claims allowed will be sufficiently broad to protect our products and processes. In addition, we cannot be certain that third parties will not challenge, invalidate or circumvent any patents issued to us, or that the rights granted under the patents will provide proprietary protection to us.

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We also attempt to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. Our collaborative partners, employees and consultants may breach these agreements, we may not have adequate remedies for any breach, and our trade secrets may otherwise become known or be independently discovered by competitors.

We may not be able to commercialize our products under development if they infringe existing patents or patents that have not yet issued, and this would materially harm our business.

As is typical in the biotechnology industry, our commercial success will depend in part on our ability to avoid infringing patents issued to competitors or breaching the technology licenses upon which we might base our products. If we fail to obtain a license to any technology that we require to commercialize our products, or to develop an alternative compound and obtain FDA approval within an acceptable period of time if required to do so, our business would be harmed. Litigation, which could result in substantial costs to us, may also be necessary to enforce any patents issued to us or to determine the scope and validity of others’ proprietary rights. In addition, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office which could result in substantial costs to determine the priority of inventions.

Our future success depends in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional personnel.

We are highly dependent on the principal members of our scientific and management staff. We do not maintain key person life insurance on the life of any employee and although we have an employment contract with Dr. Emile Loria, he may terminate his employment at any time. Our future success also will depend in part on the continued service of our key scientific and management personnel and our ability to identify, hire and retain additional qualified personnel. There is intense competition for qualified personnel in the areas of our activities, and we cannot be sure that we will be able to continue to attract and retain such personnel necessary for the development of our business. Because of the intense competition, we cannot be sure that we will be successful in adding technical personnel as needed to meet the staffing requirements of additional collaborative relationships. Our failure to attract and retain key personnel could be significantly detrimental to our product development programs and could harm our business.

If we do not develop a sufficient sales and marketing force, we may not be able to successfully commercialize our products.

We have no experience in sales, marketing or distribution. Before we can market any of our products directly, we must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, we may obtain the assistance of one or more pharmaceutical companies with a large distribution system and a large direct sales force. Other than our agreement with Takara, we do not have any existing distribution arrangements with any pharmaceutical company for our products under development. We cannot be sure that we can establish sales and distribution capabilities or successfully gain market acceptance for our products. If we cannot develop sales and distribution capabilities, we may not be able to successfully commercialize any products we may develop.

Adverse determinations concerning product pricing, reimbursement and related matters could prevent us from successfully commercializing products.

Our ability to successfully commercialize our products may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and we cannot be certain that adequate third-party coverage will be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. If we cannot obtain adequate third-party coverage for our products, it could harm our business.

Product liability risks may expose us to significant liability.

Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. While we currently have product liability insurance, we cannot be sure that we can maintain such insurance on acceptable terms or that our insurance will provide adequate coverage against potential liabilities.

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Our use of hazardous materials could expose us to significant costs.

Our research and development processes involve the controlled storage, use and disposal of hazardous materials, chemicals and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and some waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed our resources.

Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations and currently do not expect to make material capital expenditures for environmental control facilities in the near term, we cannot be sure that compliance with environmental laws and regulations in the future will not entail significant costs, or that our business will not be harmed by current or future environmental laws or regulations.

The volatility of the price of our common stock may hurt our stockholders.

The market prices for securities of biotechnology companies, including our common stock, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. The following factors may have a significant effect on the market price of our common stock:

•	announcements of technological innovations or new commercial therapeutic products by us or others;

•	governmental regulation that affects the biotechnology and pharmaceutical industries;

•	developments in patent or other proprietary rights;

•	developments in, or termination of, our relationships with our collaborative partners;

•	public concern as to the clinical results and/or, the safety of drugs developed by us or others;

•	announcements related to the sale of our stock; and

•	general market conditions.

Fluctuations in financial performance from period to period also may have a significant impact on the market price of our common stock.

The subordination of our common stock to our preferred stock could hurt common stockholders.

Our common stock is expressly subordinate to our Series S and Series S-1 Preferred Stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, we would first be required to pay $10 million to our holders of preferred stock and there may not be any remaining value available for distribution to the holders of common stock after providing for the Series S and Series S-1 Preferred Stock liquidation preference.

The effect of anti-takeover provisions could adversely affect our common stockholders.

Our certificate of incorporation includes a provision that requires the approval of holders of at least 66 2/3% of our voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of our voting stock. This approval is not required in cases where certain of our directors approve the transaction or where certain minimum price criteria and other procedural requirements are met. Our certificate of incorporation also requires the approval of holders of at least 66 2/3% of our voting stock to amend or change the provisions mentioned relating to the transaction approval. Finally, our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting rather than by any consent in writing.

Further, pursuant to the terms of our stockholder rights plan, we have distributed a dividend of one right for each outstanding share of common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by the Board of Directors and may have the effect of delaying or deterring hostile takeover attempts.

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Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

Our officers, directors and stockholders with at least 10% of our stock together control approximately 41% of our outstanding common stock and preferred stock, on a combined, as-converted basis. If these officers, directors and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of mergers or other business combination transactions. The interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. For instance, officers, directors and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of our company otherwise favored by our other stockholders. This concentration of ownership could depress our stock price.

We have never paid dividends.

We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.

10.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plans, projects, continuing, ongoing, expects, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of the company, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

11.

SELLING STOCKHOLDERS

We are registering for resale certain shares of our common stock held by the selling stockholders identified below. The stockholders acquired these shares from us in a private placement transaction. The following table sets forth:

•     the name of the selling stockholders;

•     the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•     the number of shares of our common stock that may be offered for resale for the account of the selling stockholders pursuant to this prospectus; and

•     the number and percent of shares of our common stock to be held by the selling stockholders after the offering of the resale shares (assuming all of the resale shares are sold by the selling stockholders).

This information is based upon information provided by each respective selling stockholder, schedules 13G and other public documents filed with the SEC, and assumes the sale of all of the resale shares by the selling stockholders. The term selling stockholders includes the stockholders listed below and their transferees, pledgees, donees or other successors. The applicable percentages of ownership are based on an aggregate of 12,094,757 shares of common stock issued and outstanding as of February 6, 2002.

	SHARES BENEFICIALLY OWNED			SHARES BENEFICIALLY OWNED
	PRIOR TO OFFERING		NUMBER OF	AFTER OFFERING
			SHARES BEING
SELLING STOCKHOLDERS	NUMBER	PERCENT	OFFERED	NUMBER	PERCENT

State of Wisconsin Investment Board	1,892,477	15.7%	706,050	1,186,427	9.8%
121 East Wilson Street Madison, WI 53702

Genencor International, Inc.[1]	1,342,325	11.1%	173,950	1,168,375	9.7%
925 Page Mill Road Palo Alto, CA 94304

Greene Family Trust[2]	132,030	1.1%	20,000	112,030	0.9%
P.O. Box 8984 Rancho Santa Fe, CA 92067

Peter Allard Seaview Chancery Lane Christ Church Barbados	952,000	7.9%	300,000	652,000	5.4%

International Biotechnology Trust PLC 31 Gresham Street London EC2V 7QA United Kingdom	1,267,992	10.5%	800,000	467,992	3.9%
Total	5,586,824		2,000,000	3,586,824

[1]	Genencor International, Inc. purchased 1,154,797 shares of common stock in a Share Purchase Agreement dated July 9, 2001, in conjunction with a License Agreement and Collaboration Agreement, each also dated July 9, 2001.

[2]	The Trustee of the Greene Family Trust is Howard E. Greene, Jr., who is also Chairman of the Board of Directors of Epimmune Inc.

12.

PLAN OF DISTRIBUTION

The selling stockholders may sell the resale shares from time to time in one or more transactions at:

•	fixed prices;

•	market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may effect these transactions by selling the resale shares to or through broker-dealers. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. The resale shares may be sold in one or more of the following transactions:

•	a block trade in which a broker-dealer attempts to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction;

•	a purchase by a broker-dealer as principal and resale by the broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	privately negotiated transactions; and

•	a combination of any of the above transactions.

We may amend or supplement this prospectus from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker-dealer, the supplement will disclose:

•	the name of the selling security holder and the participating broker-dealer;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer;

•	that the broker-dealer did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, if a security holder notifies us that a donee or pledgee of the security holder intends to sell more than 500 shares, we will file a supplement to this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the resale shares. In these transactions, broker-dealers may engage in short sales of the shares to offset the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out their short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the resale shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the resale shares to a broker-dealer. The broker-dealer may sell the loaned or pledged shares under this prospectus.

Broker-dealers or agents may receive compensation from selling stockholders in the form of commissions, discounts or concessions. Broker-dealers or agents may also receive compensation from the purchasers of the resale shares for whom they act as agents or to whom they sell as principals, or both. A broker-dealer’s compensation will be negotiated in connection with the sale and may exceed the broker-dealer’s customary commissions. Broker-dealers, agents or the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in

13.

connection with sales of the resale shares. Any commission, discount or concession received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will pay all costs, expenses and fees associated with the registration of the resale shares. The selling stockholders will pay all commissions and discounts, if any, associated with the sale of the resale shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in sales of the resale shares against specified liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against specified liabilities in connection with the offering of the resale shares, including liabilities arising under the Securities Act.

14.

LEGAL MATTERS

Cooley Godward LLP will give its opinion that the shares offered in this prospectus have been validly issued and are fully paid and non-assessable.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER AND SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.

15.

2,000,000 SHARES

COMMON STOCK

EPIMMUNE INC.

PROSPECTUS

February 8, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution.

The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

Amount to Be
Paid

SEC registration statement filing fee	$1505.70
Nasdaq National Market listing fee	$20,000.00
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$8,500.00
Miscellaneous	$3,494.30

Total	$53,500.00

Item 15. Indemnification of officers and directors.

The Registrant’s Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are (or are threatened to be) made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

II-1.

The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits.

(a)  Exhibits.

Exhibit No.	Description

4.1 (1)	Share Purchase Agreement between the Registrant and each selling stockholder dated December 18, 2001.
5.1 (1)	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2 (1)	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
24.1 (1)	Power of Attorney. Reference is made to page II-4.

(1)	Previously filed.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 8, 2002.

EPIMMUNE INC

By:	/s/ Dr. Emile Loria

Dr. Emile Loria President, Chief Executive Officer, and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

DATE	SIGNATURE	TITLE

February 8, 2002	/s/ Dr. Emile Loria Dr. Emile Loria	President (Principal Executive Officer), Chief Executive Officer, and Director

February 8, 2002	/s/ Robert De Vaere Robert De Vaere	Chief Financial Officer (Principal Financial Officer)

February 8, 2002	/s/ Howard E. Greene, Jr.* Howard E. Greene, Jr.	Director

February 8, 2002	/s/ Georges Hibon* Georges Hibon	Director

February 8, 2002	/s/ William T. Comer, Ph.D.* William T. Comer, Ph.D.	Director

February 8, 2002	/s/ Michael G. Grey* Michael G. Grey	Director

February 8, 2002	/s/ John P. McKearn, Ph.D.* John P. McKearn, Ph.D.	Director

*   Signed on his behalf by Robert De Vaere, as his attorney in fact.

II-4.

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Share Purchase Agreement between the Registrant and each selling stockholder dated December 18, 2001.
5.1(1)	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2(1)	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1
24.1(1)	Power of Attorney. Reference is made to page II-4.

(1)   Previously filed.

II-5.